Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

Supplement dated July 31, 2017

to the Pricing Supplement dated July 21, 2017

Equity Index Underlying Supplement dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Prospectus dated March 5, 2015

HSBC USA Inc.

Lookback Return Enhanced Notes

Linked to the SPDR® S&P® Bank ETF, due August 8, 2018

CUSIP: 40435FCK1

(the “Notes”)

This document supplements the Pricing Supplement (as defined below). Capitalized terms used but not defined in this supplement have the meanings set forth in the above-captioned documents.

The Initial Price for the Notes was defined in the pricing supplement, dated July 21, 2017 and filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2017 (the “Pricing Supplement”). The Initial Price was defined as the lowest Official Closing Price on any scheduled trading day during the Initial Price Observation Period.

The Initial Price Observation Period expired on July 28, 2017. The lowest Official Closing Price on any scheduled trading day during the Initial Price Observation Period on which a market disruption event did not occur was $43.09, which was the Official Closing Price on July 28, 2017, which was the 6th day of the Initial Price Observation Period.

Therefore, the Initial Level for the Notes is $43.09.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4, “Risk Factors” beginning on page S-1 in the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated July 21, 2017:

http://www.sec.gov/Archives/edgar/data/83246/000114420417037818/v471314_424b2.htm

•	ETF Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

•	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm